Exhibit 23.2
                                                                    ------------


                  [Headed Paper of PricewaterhouseCoopers LLP]



                       CONSENT OF INDEPENDENT ACCOUNTANTS



Ladies and Gentlemen:

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated February 27, 2004 and our comments by auditors on Canada - United States reporting differences dated February 27, 2004 relating to the consolidated financial statements of Hydrogenics Corporation as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, which appear in the Annual Report on Form 40-F of Hydrogenics Corporation for the year ended December 31, 2003.



/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Toronto, Canada
June 7, 2004